UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 6, 2013

TEARLAB CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51030	59-343-4771
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7360 Carroll Rd, Ste 200

San Diego, CA 92121

(Address of principal executive offices, including zip code)

(858) 455-6006

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 6, 2013, the compensation committee, or the Committee, of the board of directors, or the Board, of TearLab Corporation, or the Company, approved that no changes in the annual salaries for the Company’s executive officers should be made. The Committee also recommended to the Board, and on March 6 2013, the Board approved, the payment of cash bonuses to certain of the Company’s executive officers, referred to as the Bonus.

Under the terms of the Bonus, the Company will pay bonuses to certain of the Company’s executive officers totaling approximately $415,259, including the bonus payable to Mr. Vamvakas in the amount of Cdn$135,000. The amounts payable under the Bonus to Michael Berg, Robert Walder and William Dumencu are $30,938, 32,513 and Cdn.$31,672, respectively.

Also on March 6, 2013, the Committee recommended to the Board, and on March 6 2013, the Board approved, that management work with outside legal counsel to prepare a “severance policy” for certain of its executives as well as an employment agreement with Mr. Vamvakas. The terms of such policy and agreement shall be approved by the Committee, and subsequently, the Board at a later date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEARLAB CORPORATION

By:	/s/ William G. Dumencu
William G. Dumencu Chief Financial Officer

Date: March 12, 2013